Exhibit 10.1

Portions of this Exhibit were omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request. Such portions are marked by a series of asterisks.

TRADEMARK LICENSE AGREEMENT AND OPTION TO PURCHASE

Effective January 1, 2006 (the “Effective Date”), The Procter & Gamble Company, an Ohio corporation, (hereinafter called “Licensee” together with its Affiliates) and Prestige Brands Holdings, Inc., a corporation organized and existing under the laws of Delaware, having its principal place of business at 90 N Broadway, Irvington, NY 10533  (hereinafter called “Licensor” together with its Affiliates) agree as follows:

ARTICLE I

BACKGROUND

1.1           Licensor is the owner of the Licensed Mark, which is used by Licensor in association with its advertising and marketing of COMET relating to household cleaning products.

1.2           Licensee desires to obtain a non-transferable, exclusive license to use Licensor’s Licensed Mark in the Territory in connection with the manufacture, sale, and distribution of the Products hereinafter described.

1.3           Licensor is willing to grant such a non-transferable, exclusive license in the Territory under the terms and conditions hereinafter set forth.

ARTICLE II

DEFINITIONS

Unless otherwise noted, the following terms shall have the following meanings:

2.1           “Affiliate” shall mean any corporation, or other legal entity (including joint ventures) controlling, controlled by, or under common control with The Procter & Gamble Company or, Prestige Brands Holding, Inc. respectively, through stock ownership, or other equity interest, direct or indirect.

2.2           “Agreement” shall mean this license agreement pertaining to the Licensed Mark and entered into by and between Licensor and Licensee.

2.3           “Contract Year” shall mean any period commencing on January 1 and ending on the following December 31 unless otherwise noted.

2.4           “Field of Use” shall mean Cleaning products.

2.5           “Licensed Mark” shall mean COMET (including foreign language variations) and CHLORINOL as shown in Exhibit A.

2.6           “Net Sales” shall mean P&G’s invoice price (F.O.B. Factory), after deduction of returns, regular trade and quantity discounts, insurance, duties and sales or value added tax actually payable by P&G, which generally speaking means the net sales of the brand as regularly reported in the local financial statements.

2.7           “Products” shall mean all products using the Licensed Mark in the Field of Use.

2.8           “Quarter” shall mean any three month period beginning on any January 1 and ending on the next March 31, beginning on any April 1 and ending on the next June 30, beginning on any July 1 and ending on the next September 30, beginning on any October 1 and ending on the next December 31, provided however that the first Quarter for the purposes of this agreement shall begin on the Effective Date and end on the earliest of the next March 31, June 30, September 30 or December 31.

2.9           “Territory” shall mean Russia, Ukraine, Belarus, Lithuania, Estonia, Latvia, Mongolia, Kazakhstan, Uzbekistan, Armenia, Azerbeijan, Georgia, Kyrgystan, Tadjikistan and Turkmenistan.

2.10         “Trigger Point” shall mean the annual Net Sales in the Territory from January 1, 2005 through December 31, 2005 expressed in U.S. Dollars pursuant to Section 8.5.

ARTICLE III

GRANT OF LICENSE

3.1           Licensor grants to Licensee a non-transferable, exclusive license in the Territory, with the right to sublicense subject to the terms and conditions of this Agreement, as further defined in Article XV hereinafter, to manufacture, market, use, sell and distribute Products in the Territory in any or all distribution channels.

3.2           During the Term of the License and any extension thereof Licensee shall employ commercially reasonable efforts to commercialize the Products within the Territory.

ARTICLE IV

TERM

4.1           This Agreement shall be in effect from the Effective Date until December 31, 2015, unless terminated earlier pursuant to the terms of Article V (the “Term”).

4.2           The Agreement shall automatically be renewed for ten more Contract Years unless Licensee gives notice to Licensor eighteen (18) months prior to the end of the Term that Licensee does not wish to renew this Agreement.  Each additional Contract Year shall also be deemed to be part of the Term.

4.2           This Agreement shall terminate as of the date set forth in Section 4.1 or 4.2.  After such termination of this Agreement, or after the termination of this Agreement for any reason in accordance with the provisions of Article V, Licensee acknowledges that, subject to Section 5.8 of this Agreement, it has no further rights under this Agreement or to the

Licensed Mark or the license herein granted.

ARTICLE V

TERMINATION

5.1           Notwithstanding the other provisions of this Agreement, this Agreement shall be subject to termination by Licensor by written notice to Licensee, at any time selected by Licensor, following the occurrence of any one or more of the following events:

(i)            if Licensee shall commit any material breach of any representation, warranty, covenant, or agreement contained herein, and shall fail to remedy such breach within thirty (30) days after written notice to Licensee from Licensor of such breach; or

(ii)           if Licensee ceases to do business; or

(iii)          if Licensee fails to make any payments required by this Agreement on the date required, and such failure is not cured within thirty (30) business days of the date of notice of such failure, or

(iv)          if  Licensee becomes subject to any voluntary or involuntary insolvency, cession, bankruptcy, or similar proceedings, or an assignment for the benefit of creditors is made by the Licensee, or an agreement between the Licensee and its creditors generally is entered into providing for extension or composition of debt, or a receiver is appointed to administer the assets of the Licensee, or the assets of the Licensee are liquidated, or any distress, execution, or attachment is levied on such of its manufacturing or other equipment as is used in the production and distribution of the Products and remains undischarged for a period of thirty (30) days, or

(v)           if Licensee fails to achieve Net Sales (expressed in local currencies) of the Licensed Products in the Territory of 60% of the Trigger Point (expressed in local currencies) in any Contract Year.  In such an event, notwithstanding Section 6.5, Licensee would have the right to use other trademarks with the Licensed Mark as part of a transition or conversion to another trademark.

5.2           If Licensee exercises its Purchase Option pursuant to Article XVII, this Agreement shall Terminate as of the Closing (as defined in Article XVII).

5.3           Notwithstanding the other provisions of this Agreement, this Agreement shall be subject to termination by Licensee by written notice to Licensor, at any time selected by Licensee, if Licensor shall at any time commit any material breach of any of Licensor’s representations or warranties contained in this Agreement and such breach is not cured within thirty (30) days after written or receives notice of such breach from Licensee.

5.4           In the event of expiration or termination of this Agreement for any reason whatsoever, Licensee shall execute any and all documents necessary to terminate of record any of Licensee’s rights hereunder, which documents shall be prepared by Licensor at its expense.

5.5           Termination or expiration of this Agreement shall not relieve either party of any obligations accruing prior to such termination or expiration, including the obligation of Licensee to pay accrued royalties and unpaid Minimum Royalties which had become due during the Term of Agreement and any extensions thereof.

5.6           Assumption and Rejection Under U.S. Bankruptcy Code.

(a)           Notwithstanding the foregoing and the provisions of Section 5.1, after any order for relief under the Bankruptcy Code is entered against the Licensee, the Licensee must assume or reject this Agreement within sixty (60) days after the order for relief is entered.  If the Licensee does not assume this Agreement within such sixty (60) day period, Licensor may, at is sole option, terminate this Agreement immediately by giving written notice to the Licensee, without further liability on the party of Licensor.  Licensee agrees that any payments due Licensor under this Agreement after any order for relief under the Bankruptcy Code is entered against the Licensee shall be entitled to treatment as administrative expenses under Section 503 of the Bankruptcy Code, and shall be immediately paid when due to Licensor, without the need for Licensor to file an application or motion in the Licensee’s bankruptcy case for payment of such administrative expenses.

5.7           Upon termination of this Agreement, subject to Section 5.9 of this Agreement, Licensee shall not use any of the written, printed, or graphic material on the package carton or inserts for any purpose without first obtaining the written consent of the Licensor, which consent may be withheld at Licensor’s sole discretion.

5.8           In the event of expiration or termination of this Agreement, Licensee shall immediately discontinue use of the Licensed Mark and shall not manufacture or import, nor sell, distribute or otherwise transfer, nor permit to be manufactured or imported, nor sold distributed or otherwise transferred, any additional Products, subject to Section 5.9 of this Agreement.

5.9           Upon termination or expiration of this Agreement, Licensee shall deliver to Licensor no later than thirty (30) days following expiration or termination of this Agreement, a statement indicating the number and description of Products on hand together with a description of all advertising and promotional materials relating thereto. If Licensee has complied with all the terms of this Agreement, including, but not limited to, complete and timely payment of  Royalties, and termination is not for cause, then Licensee may continue to distribute and sell its remaining inventory, on a non-exclusive basis only, subject to the payment of Royalties, for a period not to exceed nine (9) months following such termination or expiration (the “Sell-Off Period”).  Licensee may request an extension of up to six (6) months to sell its existing inventory which Licensor may or may not accept in its discretion.

5.10         If at any time, Licensee is not properly using the mark on the Products, or on the labels or tags, or in advertising, or if the standard of quality of the Products does not conform to the standards set by Licensor, Licensor may give written notice to the effect, identifying in such notice the situation to which it objects.  Licensee shall have thirty (30) days after receipt of such notice to notify Licensor of the means by which Licensee intends to correct the situation to which Licensor has objected and if Licensee fails to complete such corrective action within forty-five (45) days, licensor may by further written notice to Licensee terminate this Agreement forthwith, and in which event, Licensee shall immediately discontinue use of the Licensed Mark and shall not thereafter adopt any conflicting or confusingly similar mark or symbol for use on any goods.

ARTICLE VI

LICENSEE’S OBLIGATIONS

6.1           Licensee shall be responsible for all costs of the manufacture and distribution of the Products.  If the Products shall be manufactured by a contract manufacturer, the contract manufacturer must comply with all the obligations of Licensee pursuant to this Agreement.  Licensee  shall be responsible for any breach of its obligations under this Agreement, even if the breach was actually committed by a contract manufacturer.

6.2           Licensee and its contract manufacturers shall comply with all applicable laws and regulations, including consumer protection and safety legislation, in importation of materials, manufacture, marketing and distribution of the Products and Licensor accepts no responsibility or liability for the noncompliance of Licensee or its contract manufacturers with any applicable laws and regulations.  Licensee shall be responsible for verifying compliance by its contract manufacturers with all applicable laws and regulations.

6.3           Licensee shall produce only a high quality product in accordance with appropriate Product specifications, Good Manufacturing Practices, and Licensee’s quality control and assurance procedures and policies. Licensee warrants that all Products shall meet or exceed industry standards, be free from defects, be fit for their intended purposes, and be produced, packaged and distributed in compliance with any and all applicable legislation and regulation including federal, state and local laws and regulations.  Licensee hereby guarantees that each shipment or other delivery of Products now or hereafter made by Licensee, as of the date of such shipment or other delivery, shall conform to the above requirements.  Licensor may conduct annual process audits with respect to the Product at mutually agreeable times to be arranged between the parties.

6.4           Neither Licensee nor its contract manufacturers shall engage in child labor practices or in unfair labor practices, and Licensee shall be responsible to verify compliance by its contract manufacturers.  For purpose of this section, the term “child” shall mean any person younger than the age of completion of compulsory schooling, but in any event no person younger than the age of fifteen (15) shall be employed in the manufacturing, packaging, or distribution of the Products.

6.5           Licensee shall feature the Licensed Mark as the predominant brand name on the Products and the Products’ case, container or package.  Licensee may use other trademarks with the Licensed Mark as a subnomen, but not as a transition or a conversion to another trademark.

6.6           Licensor shall have right, at its request, to review annually the Product specifications, packaging, advertising, promotional materials, sales and public relations materials as set forth below, but in no event shall such review rights reduce, mitigate or eliminate any of Licensee’s obligations under this Agreement.

ARTICLE VII

PROMOTION, SELLING, PACKAGING, MARKING

7.1           Licensee shall be responsible for all costs associated with the advertising and promotion of the Product conducted by Licensee.

7.2           Licensee shall pay and be responsible for the packaging design and artwork for the Product and all associated costs.

ARTICLE VIII

LICENSE FEES

8.1           As consideration for the rights and licenses granted herein, Licensee shall pay Licensor in the manner and upon conditions set forth in this Article:

8.2           Licensee shall pay Licensor each Contract Year royalties in the amount appearing below:
*** of Net Sales in Territory for Net Sales up to the Trigger Point and *** of Net Sales above the Trigger Point.

8.3           Any and all royalties accruing to the Licensor under the terms of this Agreement shall be paid by Licensee within forty-five  (45) days following the end of each Quarter of the Contract Year in which royalties have accrued.  In this regard, all moneys due as royalty payments under this Agreement shall be payable in United States Dollars by bank wire transfer of immediately available funds to the following account:

Reference “Royalty COMET TM License CEEMEA:  For Royalty Period ()”, providing within the parentheses the period the royalties relate to, e.g., “(Third Quarter, 2002)”.  Confirmation via fax should be sent to:

Charles N. Jolly

Fax 914-524-6812

8.4           Within forty-five (45) days after the end of each Quarter, Licensee shall prepare and issue to Licensor verified reports for each Quarter in the English language showing separately:

A)   P&G’s invoice price by Product in each country;

B)    Itemized deductions for returns, regular trade and quantity discounts, insurance, duties, and sales or value added tax actually payable by P&G;

C)    Net Sales in U.S. Dollars showing the conversion from local currency; and

D)    The royalties accrued during the Quarter and payable to Licensor by Licensee.

Such reports shall be substantially in the format set forth in Exhibit B.

8.5           The U.S. dollar value of Royalties based on sales made in another currency shall be determined by first converting Net Sales in the currency of the country in which sale is made to equivalent United States Dollars and then applying the applicable royalty rate to the converted Net Sales.  The conversion rate used in such currency conversion shall be computed monthly as the average of the official local currency to U.S. Dollar exchange rate set by the central bank of the local country for the first and last days of the concerned month.

8.6           Any withholding tax or other tax of any kind that Licensee is required by applicable law or regulation to withhold and pay on behalf of Licensor with respect to the amounts payable to Licensor under this Agreement shall be deducted from said amount prior to remittance to Licensor; however, that with respect to any tax so deducted, Licensee shall give or cause to be given to Licensor such assistance, which shall include the provision of such documentation as shall be required by revenue authorities, as may be reasonably necessary to enable Licensor to claim exemption therefrom or obtain a repayment thereof and shall, upon request, provide Licensor with a certified copy of the withholding tax certificate as proper evidence of taxes paid on its behalf.

ARTICLE IX

AUDIT AND INSPECTION

9.1           Licensee shall keep and maintain at its regular place of business complete books and records of all transactions carried out by Licensee in connection with sales of Products and with this Agreement, including but not limited to accounting books and records, sales shipments, deduction and promotion ledgers, written policies and procedures, and general ledger entries (hereinafter collectively referred to as the “Records”). Licensee will keep an extract from its records showing gross sales of the Product and the direct or allocated deductions applied in arriving at Net Sales. For purposes of this Section 9.1 the Licensee’s principal place of business shall be deemed to be Geneva.

9.2           Licensee’s Records shall be subject to audit by Licensor during the full term of this Agreement and for three (3) years subsequent to the date of termination, as hereinafter provided.  For the purpose of ensuring verification of compliance by Licensee with all requirements of this Agreement, Licensor shall have the right to appoint an independent auditor, reasonably acceptable to Licensee, to inspect and audit the Records during regular business hours, provided that Licensor shall give to Licensee at least ten (10) days advance notice of its intention to do so.

9.3           If, further to such audit or inspection, Licensor should determine that the amount of royalties due was greater than the amount reported and/or paid by Licensee, Licensor shall promptly furnish to Licensee a copy of the examination report setting forth the amount of the deficiency, and showing, in reasonable detail, the basis upon which such deficiency was determined.  Licensee shall promptly pay to Licensor a sum equal to the deficiency within thirty (30) days from the date the examination report was furnished to Licensee.  If the amount of any underpayment is greater than five (5) percent, then all actual costs of the independent audit shall be borne by Licensee; otherwise, such costs shall be borne by Licensor.

9.4           In addition to any payments required pursuant to Sections 9.3 or 9.4, if an audit or inspection carried out by Licensor and/or by an independent auditor pursuant to this Article IX determines that Licensee underpaid royalties to Licensor, Licensee shall also pay to Licensor interest on such royalty at the rate of twelve (12%) percent per annum from the date such royalty was due until the date of actual payment.

ARTICLE X

ASSIGNABILITY

10.1         This license shall inure to the benefit and be binding on any assignees of Licensor, subject to Section 5.6.

10.2         This license shall inure to the benefit and be binding on any assignees of Licensee, subject to Section 5.6.

ARTICLE XI

CONFIDENTIALITY

11.1         “Discloser” shall mean the party disclosing confidential information.

11.2         “Recipient” shall mean the party receiving confidential information.

11.3         It is understood and agreed that any confidential information which may be disclosed by either party to the other party pursuant to this Agreement, including without limitation new products, commercial plans, financial projections, data, know-how, formulae, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, customer lists, pricing information, studies, findings, inventions and ideas, are to be used solely in connection with Recipient’s performance of this agreement and not be disclosed to any persons other than employees or agents of Recipient.

Recipient agrees that:

A)           confidential information shall be held in confidence by using the same degree of care, but no less than a reasonable degree of care, as Recipient uses to protect its own confidential information of a like nature;

B)            Recipient shall take such steps as may be reasonably necessary to prevent disclosure of confidential information to others;

C)            in the event that Recipient is legally required to disclose any confidential information, Recipient shall promptly notify Discloser so that Discloser may take steps to protect its confidential information;

D)            Recipient shall return any confidential information to Discloser at Discloser’s request.

The obligations and duties hereunder shall survive for five (5) years after the last disclosure of Confidential Information under this Agreement.

The above requirements impose no obligation on Recipient with respect to confidential information which: is known to Recipient at the time of its receipt hereunder; is or becomes generally available to the public through no fault of Recipient; corresponds in substance to that furnished Recipient by any third party having a bona fide right to do so and no confidential obligation to Discloser respecting it; or corresponds to that furnished by Discloser to any third party on a non-confidential basis.

11.4         Except as may be reasonably required for compliance with securities law disclosures, Licensee agrees not to divulge, permit, or cause their officers, directors, or agents to divulge the substance of this Agreement, other than to their representatives and attorneys in the course of any legal proceeding to which either of the parties hereto is a party for the purpose of securing compliance with this Agreement.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES OF LICENSOR

12.1         Licensor represents and warrants that it is the owner of the Licensed Mark in the Territory for the class of products covering Cleaning products and that it will maintain such Licensed Marks in the Territory during the Term of this Agreement. Licensor represents and warrants that it has no knowledge of any other person or entity who may claim, for the Products in the Territory, superior rights to the Licensed Mark or any substantially similar mark.

12.2         Licensor shall be offered the opportunity to lead the defense against any claim brought against Licensee alleging that a third party has rights to the Licensed Mark.

ARTICLE XIII

INFRINGEMENT BY THIRD PARTIES

13.1         Licensee shall notify Licensor of any third party Licensee believes may be infringing the Licensed Mark and shall provide to Licensor any information Licensee has in support of such belief.

13.2         In the event that Licensor becomes aware that a third party is infringing Licensed Mark, Licensor shall have the option, at its discretion, to bring suit against such a third party infringer.  In the event that Licensor elects to bring suit, Licensee agrees to join Licensor in any such suit, as may be required by law to facilitate the litigation.  Licensee agrees to provide reasonable cooperation in the prosecution of any such suit brought by Licensor and at Licensor’s expense.  If Licensor elects not to bring suit against such third party infringer and so notifies Licensee, or fails to bring suit within sixty (60) days after receiving notice from Licensee that said infringement is causing irreparable harm to Licensee’s sale of Products, Licensee may, at its discretion and at its cost, bring suit against the third party infringer in its own name if necessary.  Licensor may further elect to participate, at its own expense by counsel of its own choosing, in any such suit brought by Licensee. In the event that Licensee elects to bring suit, Licensor agrees to join Licensee in any such suit, as may be required by law to facilitate the litigation.  Licensor agrees to provide reasonable cooperation in the prosecution of any such suit brought by Licensee and at Licensee’s expense.  Licensee shall reimburse Licensor for all reasonable expenses, including attorney’s fees, in connection with providing such cooperation.

13.3         Whichever party brings suit against a third-party infringer shall have full control of the litigation and shall collect any settlements, damages, or other awards and shall pay all costs of litigation.

ARTICLE XIV

INDEMNIFICATION AND INSURANCE

14.1         Licensee shall indemnify and hold harmless Licensor, its affiliated companies, and any of their agents, officers, directors, and employees from and against any third-party liability, claim, administrative action, cause of action, suit, damages, and expenses (including reasonable attorney fees and costs) including but not limited to any damages for personal injuries, including death and property damage, which:

(i)            result from Licensee’s breach of any representation, warranty, covenant or agreement by Licensee contained herein; or

(ii)           result from any disputes with the trade resulting from Licensee’s dealings or relations therewith; or

(iii)          result from any advertising, promotion, or other actions or inactions by Licensee in furtherance of its rights under this Agreement except to the extent such action is based upon the Licensed Mark as contemplated in Section 14.2; or

(iv)          result from adulteration or misbranding of any Product, or that result from the failure of the Product to meet the industry standards as required under Section 6.3 above, or the quality requirements pursuant to Section 6.3 above, due in whole or in part to the negligence of Licensee; or

(v)           result from any consumer’s use or possession of Products but which in no way involves the Licensed Mark; or

(vi)          result from any governmental action, including federal, state or local, relating to Products.

14.2         Provided that Licensor has been offered the opportunity to lead the defense against any claim brought against Licensee for a violation of Licensor’s warranties and representations made in this Agreement, Licensor agrees to indemnify and hold harmless Licensee against and from damages, costs and reasonable attorney’s fees, if any, awarded to a third party against Licensee because of a breach of Licensor’s warranties and representations contained herein.

14.3         Notwithstanding the provisions above, neither party shall be liable for any consequential damages suffered by the other party.  Consequential damages shall not include damages for personal injury, property damage, or any damages resulting from a breach of the confidentiality provisions of this Agreement.

ARTICLE XV

SUBLICENSING

15.1         Licensee shall have the right to sublicense to third parties with the consent of Licensor, which consent shall not be unreasonably withheld. The sublicenses granted shall be pursuant to the following conditions:

A)           The sublicense agreement shall require the sublicensee to pay to Licensee a royalty rate sufficiently high to ensure that Licensee pays to Licensor a proportion of royalties received from its sublicensee on Products sold from such sublicensees equal to the amounts that Licensor would have received from Licensee had such Products been sold directly by Licensee.

B)            The sublicense agreement shall require compliance with all obligations imposed on Licensee pursuant to this Agreement and each obligation of Licensee in Sections 3.2, 3.3, 3.4, Articles V, VI, VII, IX, XI, XIII, XIV,

XVI, and XIX shall be deemed to include an identical obligation by sublicensee.

C)            The sublicense agreement shall provide that upon expiration or termination of this Agreement for whatever reason, such sublicense agreement shall also immediately terminate or expire.

ARTICLE XVI

FORCE MAJEURE

16.1         Neither Licensor nor Licensee shall be liable to the other for any failure to comply with any terms of the Agreement to the extent any such failure is caused directly or indirectly by fire, strike, union disturbance, injunction or other labor problems, war (whether or not declared), riots, insurrection, government restrictions or other government acts, or other causes beyond the control of or without fault on the part of either Licensor or Licensee.  However, Licensee shall continue to be obligated to pay Licensor when due any and all amounts which it shall have duly become obligated to pay in accordance with the terms of this Agreement and Licensor shall continue to be bound to the exclusivity provisions hereunder.  Upon the occurrence of any event of the type referred to in this Section, the party affected thereby shall give prompt notice thereof to the other party, together with a description of such event and the duration for which such party expects its ability to comply with the provisions of this Agreement to be affected thereby.  The party affected shall thereafter devote its best efforts to remedy to the extent possible the condition giving rise to such event and to resume performance of its obligations hereunder as promptly as possible.

ARTICLE XVII

PURCHASE OPTION

17.1         For purposes of Article XVIII, the following terms shall have the following meanings:

•      “Adjusted Net Sales” shall mean the Net Sales over the twenty-four (24) calendar months immediately prior to and including the month of the Notice Effective Date converted to United States Dollars pursuant to Section 8.5 divided by two (2).

•      The Purchase Notice shall be Licensee’s irrevocable notice to Licensor that it is exercising the Purchase Option (as defined below) and may be delivered to Licensor at any time during the Term of this Agreement prior to May 31, 2024.

•      “Notice Effective Date” shall be specified by the Licensee in the Purchase Notice and shall be the last day of a month at least thirty (30) days following the date of the Purchase Notice.

•      The Closing shall mean the closing of the transactions contemplated by this Article XVIII and shall take place on the last business day of the month immediately succeeding the Notice Effective Date.

17.2         During the full or partial Contract Years set forth below during the Term of this Agreement, Licensee shall have the option to purchase (the “Purchase Option”) the Licensed Mark in the Territory for a purchase price (the “Purchase Price”) equal to a multiple of Adjusted Net Sales.

Notice Effective Date	Multiple of Adjusted Net Sales up to the Trigger Point	Multiple of Adjusted Net Sales greater than the Trigger Point
January 1, 2010 – December 31, 2010	***	***
January 1, 2011 – December 31, 2015	***	***
January 1, 2016 – December 31, 2025	***	***

17.3         At the Closing the following actions will be taken:

(a)	Licensor will deliver to Licensee, duly executed, the following:

(i)

a Trademark Assignment substantially in the form attached as Exhibit C and any other documents deemed reasonably necessary to record Licensee’s Rights in each of the countries covered by the Trademark Assignment;

	(ii)	a receipt for the Purchase Price substantially in the form attached as Exhibit D; and

	(iii)	such other documents as are, in the reasonable opinion of counsel, necessary or desirable to consummate the transactions contemplated by this Article XVIII.

(b)	Licensee will deliver to Licensor, duly executed, the following:

	(i)	the Purchase Price; and

	(ii)	such other documents as are, in the reasonable opinion of counsel, necessary or desirable to consummate the transactions contemplated by this Article XVIII.

17.4         An illustration of the computation of the Purchase Price is set forth in Exhibit E.

ARTICLE XVIII

DISPUTE RESOLUTION

18.1         Any Claim asserted by Licensor against Licensee or by Licensee against Licensor (a “Claim”) arising out of or related to this Agreement will be resolved pursuant to the procedures described in this Article XVIII.

18.2         Should any Claim arise, Licensor and Licensee will first attempt to resolve such Claim by entering into good faith negotiations by or among their appropriate employees or officers.  Such negotiations will commence as soon as practicable after either party has received notice from the other party of such Claim, but no later than ten (10) days after such receipt, and will terminate thirty (30) calendar days after such commencement.  During negotiations, the parties will not have the right to any discovery.

18.3         Any Claim which has not been resolved pursuant to Section 18.2 will be referred to good faith negotiations by or among one or more Vice Presidents of Licensor and Licensee.  Such negotiations will commence as soon as practicable after termination of the negotiations described in Section 18.2, but not later than ten (10) business days thereafter, and will terminate thirty (30) calendar days after such commencement.  During the negotiations, the parties will not have the right to any discovery.

18.4         Any Claim which has not been resolved pursuant to Section 18.3 will be determined by arbitration.  The arbitration will be conducted by three arbitrators, the first to be appointed by Licensor, the second to be appointed by Licensee, and the third to be appointed by the two arbitrators selected by Licensor and Licensee.  The arbitration will be held in New York, New York and will be conducted in accordance with the Commercial Arbitration Rules of the AAA, except that the rules set forth in this Section 18.4 will govern such arbitration to the extent they conflict with the rules of the AAA.  Licensor and Licensee will use their best efforts to cause the arbitration to be conducted in an expeditious manner.  Licensor and Licensee will use their best efforts to cause the arbitration to be completed within sixty (60) days after selection of the arbitrator.  In the arbitration, Ohio law will govern, except to the extent that those laws conflict with the AAA and the provisions of this Section 18.4.  There will be no discovery, except as the arbitrator will permit following a determination by the arbitrator that the person seeking such discovery has a substantial, demonstrable need.  All other procedural matters will be within the discretion of the arbitrator.  In the event a person fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrator, the arbitrator will fix a reasonable period of time for compliance and, if the person does not comply within said period, a remedy deemed just by the arbitrator, including an award of default, may be imposed.  The determination of the arbitrator will be final and binding on the Licensor and Licensee.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

ARTICLE XIX

MISCELLANEOUS

19.1         Licensee agrees and acknowledges it shall have no claims or rights whatsoever against Licensor for contributing to establish or to increase the goodwill of the Licensed Mark or of the Products.

19.2         Licensor does not make any special payment whatsoever, in cash or in kind, either directly or indirectly, to any third party with a view to influencing unduly the decision of such third party in order to obtain any benefit or advantage whatsoever.  Nothing herein authorizes Licensee to make any such payment, either directly or indirectly, in the performance of its obligations hereunder nor shall Licensor reimburse any such payments.

19.3         Licensee agrees and acknowledges that Licensor is the owner of all rights, titles and interests in and to the Licensed Mark.  Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Mark shall inure to the benefit of Licensor for such purposes.

19.4         Licensee shall not use the Licensed Mark as all or a portion of a corporate name or as all or a portion of any trade name or other designation used by it to identify its business. Licensee’s employees shall not represent themselves as being representatives of or otherwise employed by Licensor.

19.5         This Agreement contains the entire agreement between the parties and supersedes any prior written or verbal agreements relating to this subject matter between the parties in the Territory including that certain License Agreement dated October 2, 2001.  This Agreement may not be altered except by an instrument in writing signed by authorized representatives of the parties.

19.6         This Agreement shall be governed by the laws of the State of Ohio, United States of America, without giving effect to the conflict of laws principles thereof.

19.7         It is the intention of both parties to attempt to settle all issues by good faith negotiations.

19.8         The article and section captions in this Agreement have been inserted as a matter of convenience and are not part of this Agreement.

19.9         Any notice or other communication in connection with this Agreement shall be in writing in the English language and sent by fax or electronic mail, with a confirmation being sent by overnight delivery next day prepaid and addressed to the respective parties as follows:

To Licensor:

Prestige Brands Holding, Inc.

90 N Broadway

 Irvington, New York 10533

USA

Attention:   Peter Mann

Facsimile/Email:  914-524-6819

with copy to:

Charles N. Jolly

Secretary & General Counsel

Prestige Brands Holding, Inc.

90 N Broadway

Irvington, New York 10533

USA

To Licensee:

Vice President, External Business Development

Attn:  J. D. Weedman

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Fax #513-983-0911

with copies to:

T. L. Overbey, Esq.

The Procter & Gamble Company

Legal Division

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Fax #513-983-4274

or such other addresses as shall be designated by written notice.

19.10       This Agreement does not constitute Licensee as the agent or legal representative of Licensor, or Licensor as the agent or legal representative of Licensee for any purpose whatsoever.  Licensee is not granted any right or authority to assume or to create any obligation or responsibility, expressed or implied, on behalf of or in the name of Licensor or to bind Licensor in any manner or thing whatsoever; nor is Licensor granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of Licensee or to bind Licensee in any manner or thing whatsoever.  No joint venture or partnership between Licensee and Licensor is intended or shall be inferred.

19.11       All inquires by third parties with respect to this Agreement shall be directed to Licensor.

19.12       This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

19.13       Should any part or provision of this Agreement be held to be invalid, the validity of the remaining provisions shall be unaffected.

19.14       Any provision of this Agreement which shall be, or shall be determined to be, invalid shall be ineffective, but such invalidity shall not affect the remaining provisions hereof.

19.15       In the event either party shall at any time waive any of its rights under this Agreement or the performance by the other party of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations.

19.16       Neither party shall make any press release concerning the existence of this Agreement without the prior written agreement of the other party. The party wishing to make the press release shall submit to the other in writing the proposed text of the release.  Failure by that party to approve such materials in writing within ten (10) business days of its receipt of same shall constitute disapproval, provided however, that if the party wishing to make the release does not receive a response to its request for approval of submitted materials within the allotted ten (10) business days, it may notify the other party in writing that it has not received yet a response.  The other party shall then have five (5) additional business days to respond to the submitted materials.  If it fails to respond after notice within five (5) additional business days, the materials shall be deemed approved

19.17       Licensee understands that this License may not constitute all the consents or licenses required in order to manufacture, import, and/or sell the Products, and expressly covenants to obtain all other such licenses or consents that may be so required.

19.18       In evaluating and entering into this Agreement, neither Licensor nor Licensee relied and are not relying on any representations, warranties or other statements, whether oral or written, of the other, except those representations and warranties specifically set forth in this Agreement.

19.19       The form of this Agreement has been negotiated by or on behalf of Licensee and Licensor, each of which was represented by attorneys who have carefully negotiated the provisions hereof.  Each party acknowledges that it has been advised to, and has had the opportunity to consult with its personal attorney prior to entering into this Agreement. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

19.20       Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date shall be extended until the immediately following business day.  As used herein, “business day” means any day other than Saturday, Sunday or a federal or Ohio holiday.

19.21       Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

19.22       This Agreement and/or any exhibits, schedules or attachments may not be amended or modified in any respect except by a written agreement signed by the parties hereto or thereto.

19.23       Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

IN WITNESS WHEREOF, the parties have duly executed this Agreement.

THE PROCTER & GAMBLE COMPANY		Prestige Brands Holdings, Inc.

Signature:	/s/ Jeffrey D. Weedman	Signature:	/s/ Peter Mann
	Jeffrey D. Weedman		Peter Mann
	Vice President		Chief Executive Officer
External Business Development

Date:		Date:

EXHIBIT B – QUARTERLY REPORTING TEMPLATE

		Month	Month	Month	QUARTER
COUNTRY		1	2	3	TOTAL
Russia	Gross Sales
Total Deductions
Itemized Deduction #1
Itemized Deduction #2
Itemized Deduction #3
etc.
Net Sales (Local Currency)
Exchange Rate
Net Sales (U.S. $)

Ukraine	Gross Sales
Total Deductions
Itemized Deduction #1
Itemized Deduction #2
Itemized Deduction #3
etc.
Net Sales (Local Currency)
Exchange Rate
Net Sales (U.S. $)

Belarus	<repeat for each country>
Latvia	“
Estonia	“
Lithuania	“
Kazakhstan	“
Uzbekistan	“
Armenia	“
Azerbeijan	“
Georgia	“
Kyrgystan	“
Tadjikistan	“
Turkmenistan	“
Mongolia	“

GRAND TOTALS
Gross Sales
Total Deductions
Itemized Deduction #1
Itemized Deduction #2
Itemized Deduction #3
etc.
Net Sales (Local Currency)
Exchange Rate
Net Sales (U.S. $)

EXHIBIT C

ASSIGNMENT OF TRADEMARKS

WHEREAS, Prestige Brands Holdings, Inc., a Delaware corporation, having its principal place of business at 90 N. Broadway, Irvington, New York 10533 (hereinafter “Assignor”), is the owner of the trademarks and the trademark registrations and applications set forth on Schedule A of this Assignment (hereinafter collectively referred to as the “Trademarks”);

WHEREAS, The Procter & Gamble Company, an Ohio corporation, having its principal place of business at One Procter & Gamble Plaza, Cincinnati, Ohio 45202 (hereinafter “Assignee”), desires to acquire all right, title and interest in and to the Trademarks, together with the goodwill of the business symbolized by the Trademarks; and

WHEREAS, Assignor and Assignee are desirous of making this Assignment a matter of record.

NOW, THEREFORE, in accordance with Assignee’s option in the Trademark License Agreement and Option to Purchase and for good and valuable consideration the full receipt and sufficiency of which is hereby acknowledged (further detailed in said License), and intending to be legally bound hereby, Assignor hereby sells, assigns, transfers and conveys unto Assignee all of its right, title, and interest in and to the aforesaid Trademarks, together with the goodwill of the business symbolized by the Trademarks.

FURTHER, Assignor hereby covenants, agrees and undertakes to execute all confirmatory assignments, lawful oaths, and any other papers which Assignee may reasonably deem necessary or desirable for securing to Assignee or for maintaining for Assignee the Trademarks hereby assigned, all without further compensation to Assignor.

PRESTIGE BRANDS HOLDINGS, INC.	THE PROCTER & GAMBLE COMPANY

Signature	Signature

Name	Name

Title	Title

Date	Date

Schedule A to Assignment

To be drafted upon exercise of option.

EXHIBIT D

PURCHASE PRICE RECEIPT

Pursuant to the Trademark License Agreement and Option to Purchase effective January 1, 2006 (the “Agreement”) between The Procter & Gamble Company (“Licensee”) and Prestige Brands Holdings, Inc. (“Licensor”), Licensor hereby acknowledges receipt from Licensee of [insert Purchase Price] as a result of Licensee exercising its Purchase Option pursuant to the Agreement.

Dated:  [Insert date of Closing]

THE PROCTER & GAMBLE COMPANY

By:

Name:

Title:

Accepted and Agreed:

PRESTIGE BRANDS HOLDINGS, INC.

By:

Name:

Title:

EXHIBIT E

PURCHASE PRICE ILLUSTRATIONS

Set forth below are two illustrations of the Purchase Price computation using the indicated assumptions:

1.     Purchase Notice – delivered to Licensor on February 15, 2011 with a Notice Effective Date of March 31, 2011.

Trigger Point - $26MM (Net Sales in the Territory from January 1, 2005 through December 31, 2005)

Net Sales from April 1, 2009 through March 31, 2011 - $50MM

Adjusted Net Sales - $25MM

Purchase Price - $25MM x *** = $***MM

2.     Purchase Notice – delivered to Licensor on May 15, 2016 with a Notice Effective Date of June 30, 2016

Trigger Point - $26MM

Net Sales from July 1, 2014 through June 30, 2016 - $90MM

Adjusted Net Sales - $45MM

Purchase Price -	$***MM	($26MM x ***)
	+***MM	($19MM x ***)
$***MM